Exhibit 99.1

INTERLEUKIN GENETICS REPORTS FOURTH QUARTER AND YEAR END 2010 FINANCIAL RESULTS

WALTHAM, MA – March 21, 2011 – Interleukin Genetics, Inc. (OTCQB: ILIU) today issued financial and operational results for its fiscal fourth quarter and full fiscal year ended December 31, 2010.

“We made good progress towards establishing our business in 2010.  In collaboration with Stanford University, data from a clinical study was presented in March 2010 showing the important role applied genetics has in improving weight loss.  Our Inherent Health Weight Management genetic test has begun to redefine the rules for successful dieting and has attracted global interest in our Company,” said Lewis H. Bender, CEO, Interleukin Genetics, Inc. “This groundbreaking clinical study, which generated considerable media attention, enabled the Company to raise new capital, expand sales into international markets and record significant year-over-year revenue growth.   Health professionals such as physicians and dieticians, as well as numerous regional weight loss centers around the world partnered with us to include our unique and cost-effective genetic test in personalizing their diet programs for their patients and customers.”

2010 Financial Highlights

The Company reported revenues of $2.0 million and a loss from continuing operations of $6.5 million, or $(0.18) per basic and diluted common share, for the year ended December 31, 2010, compared to revenues in 2009 of $1.1 million and a loss from continuing operations of $9.2 million, or $(0.29) per basic and diluted common share. The revenue increase is primarily attributable to sales of the Company’s Inherent Health® brand of genetic tests, which benefitted from significant media attention surrounding the March 2010 announcement of successful study results with Stanford University on our Weight Management Genetic Test. The increase was partially offset by decreased contract research revenue as reimbursable research projects with Alticor were completed in 2009.

Research and development expenses were $1.9 million for the year ended December 31, 2010 compared to $3.2 million for the year ended December 31, 2009. The decrease is attributable to lower clinical trial expenses relating to the Company’s sponsored research agreement with Alticor which was completed in 2009, lower consulting expenses and decreased expenses relating to our patent portfolio.

Selling, general and administrative expenses were $5.0 million for the year ended December 31, 2010 compared to $5.6 million for the year ended December 31, 2009. The decrease is primarily attributable to decreased compensation expenses, lower product development and advertising expenses for our Inherent Health® brand of genetic tests and lower expenses related to administrative support consultants. In addition commissions paid to Amway increased due to higher sales.

Fourth Quarter Results

Revenue for the quarter ended December 31, 2010 was $0.5 million, compared to $0.2 million for the same period in 2009. The revenue increase is primarily attributable to increases in genetic testing revenue partially offset by decreased contract research revenue.

Research and development expenses were $0.5 million for the quarter ended December 31, 2010, compared to $0.6 million for the same period in 2009.  The decrease was primarily attributable to decreased expenses relating to our sponsored research programs with Alticor which were completed in 2009, offset by increased consulting and expenses related to our patent portfolio.

In the fourth quarter of 2010, the Company was awarded two grants totaling $473,000 by the United States Government under the Qualifying Therapeutic Discovery Project (QTDP) Program. The grants reimburse the Company for expenditures made in 2009 and 2010 for programs according to the QTDP guidelines.

Selling, general and administrative expenses were $1.2 million for the quarter ended December 31, 2010, compared to $1.1 million for the same period in 2009. The increase is primarily attributable to higher commissions paid to Amway offset by lower compensation and advertising and promotion costs.

The Company reported a loss from continuing operations of $1.2 million, or $(0.03) per basic and diluted common share, for the fourth quarter of 2010, compared to $1.9 million or $(0.06) per basic and diluted common share for the same period in 2009.

As of December 31, 2010, the Company had cash and cash equivalents of $4.0 million, compared to $0.9 million of cash and cash equivalents on December 31, 2009. In addition, as of December 31, 2010, the Company had access to $3.3 million under credit facilities with Pyxis Innovations Inc., an affiliate of Alticor, which permits borrowing through June 2012.

“In addition to the significant findings on our test announced by Stanford University, the Company partnered with the University of Michigan and Renaissance Health in 2010 to initiate a landmark clinical study related to periodontal disease.  This study has the potential to lead to broad reimbursement of our PST test and a new insurance model for oral healthcare.  We also announced research findings related to osteoarthritis progression that could enable the identification of early disease patients who may benefit from new drugs in development to modify the progression of the disease,” said Bender. “We enter 2011 positioned to capitalize on the need for clinically-validated biomarkers in drug development and to see continued sales of our Inherent Health brand of tests.”

2010 Highlights

Presented Findings from Retrospective Clinical Study on Weight Management with Stanford University: In March the Company announced results from a retrospective clinical study with Stanford University that were presented by investigators from Stanford Prevention Research Center at Stanford University School of Medicine during the American Heart Association’s Joint 50th Cardiovascular Disease Epidemiology and Prevention – and – Nutrition, Physical Activity and Metabolism conference. The study evaluated whether individuals assigned diets appropriate for their gene type as identified by the Inherent Health Weight Management Genetic Test could lose more weight than those who followed a diet inappropriate for their genotype and showed statistically significant greater weight loss, metabolic benefit and other improvements when compared to individuals on diets not matched to their genotype.

Completed $5.3 Million Registered Direct Offering: In March the Company received commitments from institutional investors to purchase approximately $5.3 million of securities in a registered direct offering.  The Company received net proceeds of approximately $4.9 million after deducting placement agent fees and other offering expenses.

Embarked on Landmark Clinical Study with University of Michigan to Assess Predictive Value of New Genetic Test for Periodontal Disease: The Company in August announced a landmark 4,000 patient clinical study with the University of Michigan and Renaissance Health that will use a new version of the Company’s PST® genetic test to establish whether risk factors, including genetic information, can guide more successful intervention and thus reduce the adverse outcomes of periodontal disease, such as tooth loss.  The clinical study using a large dental claims database will be conducted and led by Dr. William Giannobile, Director of the Michigan Center for Oral Health Research (“MCOHR”) at the University of Michigan School of Dentistry and results from this study could prove valuable for setting up new prevention strategies based on risk assessment tools, including genetic information.

Announced Findings Related to Progression of Osteoarthritis: In November, Interleukin Genetics and the Thurston Arthritis Research Center at the University of North Carolina at Chapel Hill announced additional findings from their previously reported 1,154-patient longitudinal study to evaluate the role of genetic factors in osteoarthritis (OA) progression. The new data, which was presented at the American College of Rheumatology Annual Scientific Meeting indicated patients with radiographic signs of early knee osteoarthritis were genetically different from those without radiographic signs of the disease and progressed to moderate or severe OA at a much greater frequency. The findings could also enable at-risk patients to receive critical early intervention to offset complications associated with moderate and severe disease.

Conference Call and Webcast Information

Interleukin Genetics, Inc. will host a live conference call and webcast today at 4:30 p.m. EDT. To access the live call, dial 877-324-1976 (domestic) or 631-291-4550 (international). The live webcast will be available at the Investors section of the Company’s website, www.ilgenetics.com.

The webcast will be archived following the call at www.ilgenetics.com.

About Interleukin Genetics
Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets a line of genetic tests under the Inherent Health® brand.  The products empower individuals to prevent certain chronic conditions and manage their existing health and wellness through genetic-based insights with actionable guidance. Interleukin Genetics leverages its research, intellectual property and genetic panel development expertise in metabolism and inflammation to facilitate the emerging personalized healthcare market. The Company markets its tests through partnerships with health and wellness companies, healthcare professionals and other distribution channels. Interleukin Genetics’ flagship products include its proprietary PST® genetic risk panel for periodontal disease and tooth loss susceptibility sold through dentists, and the Inherent Health Weight Management Genetic Test that identifies the most effective diet and exercise program for an individual based on genetics. Interleukin Genetics is headquartered in Waltham, MA and operates an on-site, state-of-the-art DNA testing laboratory certified under the Clinical Laboratories Improvements Act (CLIA).  For more information please visit www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements, including statements that the clinical study related to periodontal disease has the potential to lead to broad reimbursement of our PST test and a new insurance model for oral healthcare and that research findings related to osteoarthritis progression could enable the identification of early disease patients who may benefit from new drugs in development to modify the progression of the disease.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2009 and other filings with the Securities and Exchange Commission. The Company disclaims any obligation or intention to update these forward-looking statements.

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Contacts:

Erin Walsh
Interleukin Genetics
781-419-4707
ewalsh@ilgenetics.com

Eliot Lurier
Interleukin Genetics
781-398-0700
elurier@ilgenetics.com

INTERLEUKIN GENETICS, INC.
FINANCIAL HIGHLIGHTS

Balance Sheet Data :	December 31,	December 31,
	2010	2009

Cash and cash equivalents	$3,999,029	$906,248
Total current assets	$4,752,790	$1,315,991
Total assets	$5,975,000	$3,069,463

Total current liabilities	$1,633,096	$1,834,091
Total liabilities	$12,633,096	$8,834,091

Total shareholders' deficit	$(6,658,096)	$(5,764,628)

Total liabilities and shareholders' deficit	$5,975,000	$3,069,463

Statement of Operations Data :	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenue:
Genetic testing service revenue	$479,589	$153,784	$1,940,190	$505,914
Contract research revenue	-	24,912	-	545,847
Other	31,178	6,395	56,983	26,669

Total revenue	510,767	185,091	1,997,173	1,078,430
Cost of Revenue	364,808	291,497	1,618,841	1,203,647

Gross profit (loss)	145,959	(106,406)	378,332	(125,217)

Operating costs and expenses:
Research and development	497,452	584,172	1,925,975	3,213,115
Research and development reimbursement grant	(473,394)	-	(473,394)	-
Selling, general and administrative	1,173,097	1,102,051	5,013,903	5,575,911
Amortization of intangibles	28,863	28,863	115,453	115,453

Total operating expenses	1,226,018	1,715,086	6,581,937	8,904,479

Loss from operations	(1,080,059)	(1,821,492)	(6,203,605)	(9,029,696)

Total other income and (expense), net	(87,844)	(50,119)	(265,215)	(148,577)
Loss from continuing operations
before provision for income taxes	(1,167,903)	(1,871,611)	(6,468,820)	(9,178,273)
Provision for income taxes	-	-	-	-

Loss from continuing operations	(1,167,903)	(1,871,611)	(6,468,820)	(9,178,273)

Income (loss) from discontinued Operations,
net of tax	-	31,084	482,530	(1,374,130)

Net loss	$(1,167,903)	$(1,840,527)	$(5,986,290)	$(10,552,403)

Basic and diluted net income (loss) per
common share from:
Continuing operations	$(0.03)	$(0.06)	$(0.18)	$(0.29)
Discontinued operations	0.00	0.00	0.01	(0.04)
Net loss	$(0.03)	$(0.06)	$(0.17)	$(0.33)

Weighted average common shares outstanding,
basic and diluted	36,583,330	32,102,407	35,706,271	32,007,826